Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

January 9, 2020

Fox Corporation

1211 Avenue of the Americas

New York, New York 10036

Re:	Fox Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Fox Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included therein, and the offering by the Company of up to (i) $750,000,000 aggregate principal amount of the Company’s 3.666% Senior Notes due 2022 (the “2022 Exchange Notes”), (ii) $1,250,000,000 aggregate principal amount of the Company’s 4.030% Senior Notes due 2024 (the “2024 Exchange Notes”), (iii) $2,000,000,000 aggregate principal amount of the Company’s 4.709% Senior Notes due 2029 (the “2029 Exchange Notes”), (iv) $1,250,000,000 aggregate principal amount of the Company’s 5.476% Senior Notes due 2039 (the “2039 Exchange Notes”) and (v) $1,550,000,000 aggregate principal amount of the Company’s 5.576% Senior Notes due 2049 (the “2049 Exchange Notes”, and together with the 2022 Exchange Notes, 2024 Exchange Notes, 2029 Exchange Notes and 2039 Exchange Notes, the “Exchange Notes”) in exchange for a like principal amount of the Company’s outstanding 3.666% Senior Notes due 2022 (the “Outstanding 2022 Notes”), (ii) 4.030% Senior Notes due 2024 (the “Outstanding 2024 Notes”), (iii) 4.709% Senior Notes due 2029 (the “Outstanding 2029 Notes”), (iv) 5.476% Senior Notes due 2039 (the “Outstanding 2039 Notes”) and (v) 5.576% Senior Notes due 2049 (the “Outstanding 2049 Notes,” and together with the Outstanding 2022 Notes, Outstanding 2024 Notes, Outstanding 2029 Notes and Outstanding 2039 Notes, the “Outstanding Notes”). The Exchange Notes will be issued pursuant to the Indenture (as may be amended, supplemented or otherwise modified from time to time, the “Indenture”), dated as of January 25, 2019, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Exchange Notes (the “Note Documents”) and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Fox Corporation

January 9, 2020

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A.        We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and, to the extent relevant for our opinion herein, the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.        The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.        We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) any waiver (whether or not stated as such) under the Note Documents of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law, (iii) any waiver (whether or not stated as such) contained in the Note Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity, (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party, (v) any provision that would require payment of any unamortized original issue discount (including any original issue discount effectively created by payment of a fee), (vi) any purported fraudulent transfer “savings” clause, (vii) any waiver of the right to jury trial or (viii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

Fox Corporation

January 9, 2020

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP